Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Telephone:  (215) 564-8000

Facsimile:  (215) 564-8120

December 5, 2011

Board of Trustees of

  Franklin Templeton Fund Allocator Series

One Franklin Parkway

San Mateo, California 94403

Subject:            Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of Franklin Templeton Fund Allocator Series, a Delaware statutory trust

                        –  Registration No. 333-13601; File No. 811-07851

Ladies and Gentlemen:

We have acted as counsel to Franklin Templeton Fund Allocator Series, a Delaware statutory trust (the “Trust”), including its new series, Franklin Templeton Multi-Asset Real Return Fund (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 28 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, of the Trust.

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended to date, Amended and Restated By-Laws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.                  The shares of the Series will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, Amended and Restated By-Laws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2.                  The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without a par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Trust’s Registration Statement on Form N-1A.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:       /s/ Kristin H. Ives

            Kristin H. Ives, a Partner